Tributary

AMENDMENT TO OPERATING AGREEMENT

This Amendment (“Amendment”) is made as of March 15, 2017, by and between Charles Schwab & Co., Inc. (“Schwab”), a California corporation, and each registered investment company (“Fund Company”) executing this Amendment on its own behalf and on behalf of each of its series or classes of shares (“Fund(s)”) listed on Schedule I to the Operating Agreement, made as of April 17, 2006, as amended thereafter (“Operating Agreement”). This Amendment amends the Operating Agreement. All capitalized terms used in the Amendment and not defined herein shall have the meaning ascribed to them in the Operating Agreement.

WHEREAS, the parties wish to amend Schedule I to the Operating Agreement; and

WHEREAS, the parties wish to amend Schedule II to the Operating Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

1. Schedule I to the Operating Agreement shall be deleted in its entirety and the Schedule I attached hereto shall be inserted in lieu thereof.

2. Schedule II to the Operating Agreement shall be deleted in its entirety and the Schedule II attached hereto shall be inserted in lieu thereof.

3. Except as specifically set forth herein, all other provisions of the Operating Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of the parties hereto.

	SCHWAB Required Signature	FUND COMPANY Required Signature

CHARLES SCHWAB & CO., INC.		By:	/s/Stephen C. Wade
(Signature)
By:	/s/ Doug Hanson
	Doug Hanson	Name:	Stephen Wade
Vice President
	Third Party Products	as	President	of
each Fund Company listed on Schedule I hereto, on behalf of each such Fund Company and on behalf of each Fund
Date:	6/9/17

		Date:	5/16/17

Tributary

SCHEDULE II
TO THE OPERATING AGREEMENT

1.        Establishment Fee. The Establishment Fee for the Account(s) shall be $10,000 for the initial trading symbol (“Symbol”) on Schwab’s system to establish an Account for a Fund. The Establishment Fee for each additional Symbol for such Fund and for initial or subsequent Symbols for the Account(s) of any other Fund shall be, (i) $1,000 if the Fund is made available to MFMP investors for purchase and redemption with no transaction fee (“NTF”) (including but not limited to transactions in Funds in Schwab’s Mutual Fund OneSource® service), or (ii) $2,000 if the Fund is made available to MFMP investors for purchase and redemption with a transaction fee (“TF”). Schwab shall not be entitled to the Establishment Fee for any Symbol that is established solely for Schwab’s operational purposes, including for the purpose of billing a new or different fee rate for the Fund under a Services Agreement, as more fully defined therein. The Establishment Fee for each Fund is due and payable by Fund Company upon receipt of the invoice setting forth the fee.

2.	Asset Based Maintenance Fees.

a. The Asset Based Maintenance Fee (“ABMF”) for administrative services performed with respect to the Account(s) for a Fund shall be calculated each month (i) by multiplying the average Daily Value (defined below) of shares of each Fund by the per annum ABMF fee rate as set forth on Schedule I, (ii) dividing the product by the number of days in the applicable calendar year; then (iii) multiplying the quotient by the number of days in the applicable calendar month. The ABMF shall not apply to a Fund share for a specific day if, on that same day, that Fund share was used in the calculation of a service fee under a Services Agreement with the Fund. The ABMF shall be billed monthly in arrears and paid in accordance with Section 2.d. below. “Daily Value” shall mean the Net Asset Value (“NAV”) reported by such Fund to Schwab through the NSCC’s Mutual Fund Profile Service (the “Profile Service”) or, if the NAV is not available through the Profile Service, through the National Association of Securities Dealers, Inc. Automated Quotation System or other mutually agreeable means.

b. For purposes of calculating the ABMF pursuant to this Exhibit, no adjustments will be made to the NAV for any Fund to correct errors in the NAV reported for any day unless such error is corrected and the corrected NAV is reported to Schwab before 8:00 p.m. Eastern time on the first Business Day after the day to which the error relates.

c. At the request of Fund Company, on each Business Day Schwab shall provide a statement detailing the Daily Value of shares of each Fund and the estimated amount of the ABMF for the previous Business Day. As soon as practicable after the end of the month, Schwab shall also provide to Fund Company an invoice for the amount of the ABMF due for each Fund. In the calculation of the ABMF, Schwab’s records shall govern unless an error can be shown in the rate used in such calculation.

d. The ABMF is due and payable by Fund Company upon receipt of the invoice setting forth the fee. Payment shall be made by wire transfer. Such wire transfer shall be separate from wire transfers of redemption proceeds or distributions under the Operating Agreement.

Tributary

SCHEDULE I TO THE OPERATING AGREEMENT
•Additions and/or changes are noted in BOLD•

Fund Company	Fund	Share Class	No-load	Purchase Availability	ABMF (bps)	Effective Date
Tributary Funds Inc	Tributary Balanced Fund	Institutional	*	MFMP	-	4/17/06
Tributary Funds Inc	Tributary Balanced Fund	Institutional Plus	*	MFMP	10	3/15/17
Tributary Funds Inc	Tributary Growth Opportunities Fund	Institutional	*	MFMP	-	4/17/06
Tributary Funds Inc	Tributary Growth Opportunities Fund	Institutional Plus	*	MFMP	10	3/15/17
Tributary Funds Inc	Tributary Income Fund	Institutional Plus	*	MFMP	10	3/15/17
Tributary Funds Inc	Tributary Nebraska Tax-Free Fund	Institutional Plus	*	MFMP	10	3/15/17
Tributary Funds Inc	Tributary Short Intermediate Bond Fund	Institutional Plus	*	MFMP	10	3/15/17
Tributary Funds Inc	Tributary Small Company Fund	Institutional	*	MFMP	-	6/16/11
Tributary Funds Inc	Tributary Small Company Fund	Institutional Plus	*	MFMP	10	3/15/17

*
Indicates that Fund has no sales charge, as that term is defined in Rule 2341, and, if such Fund has a distribution or shareholder servicing plan maintained or adopted pursuant to Rule 12b-1 under the 1940 Act (“Rule 12b-1 Plan”), such Fund’s Rule 12b-1 Plan does not exceed 25 basis points per annum.

MFMP	Indicates that Fund can be made available for purchase to all MFMP investors.